Exhibit 99.1

Investor Contact: David Morimoto	Media Contact:	Ann Takiguchi Marcos
SVP & Treasurer	VP & PR/Communications Manager
(808) 544-0627	(808) 544-0685
investor@centralpacificbank.com
ann.takiguchi@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. ANNOUNCES INVESTMENT PORTFOLIO REPOSITIONING

HONOLULU, December 20, 2006 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, announced it completed an investment portfolio repositioning to reduce its net interest income volatility and increase prospective earnings and net interest margin.

Specifically, Central Pacific sold $109 million in available-for-sale investment securities with an average yield of 3.61% and reinvested the proceeds in a similar amount of new investment securities with an average yield of 5.61%.  An after-tax loss of $954,000, or $0.03 per diluted share, was recognized on the investment sale.

As a result of the repositioning, Central Pacific reduced its interest rate risk exposure to declining market interest rates and expects 2007 net interest income and net interest margin to improve by approximately $2.2 million and 5 basis points, respectively.

“Management is constantly evaluating the composition of our balance sheet in light of changing market conditions and asset/liability objectives,” stated Clint Arnoldus, President and Chief Executive Officer.  “This repositioning of our investment portfolio reduces our risk to declining market interest rates while also improving our future earnings.”

Central Pacific Financial Corp. is the fourth largest financial institution in Hawaii with more than $5.0 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 38 branch offices and more than 90 ATMs throughout Hawaii.  For additional information, please visit our website at http://www.centralpacificbank.com.

This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning. While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions, are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect. Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market; the impact of legislation affecting the banking industry; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; and the price of the Company’s stock. For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year. The Company does not update any of its forward-looking statements.

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